Exhibit 4.30

SHARE PURCHASE AGREEMENT

between

E-HOUSE (CHINA) HOLDINGS LIMITED

and

KANRICH HOLDINGS LIMITED

December 27, 2012

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of December 27, 2012 by and between E-House (China) Holdings Limited, a Cayman Islands company (the “Company”), and Kanrich Holdings Limited, a British Virgin Islands company (the “Purchaser”).

RECITALS

WHEREAS, the Company is an exempted company organized under the laws of the Cayman Islands, and the Purchaser is controlled by Xin Zhou, co-chairman of the Company’s board of directors and chief executive officer of the Company;

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, certain number of newly issued ordinary shares of the Company, par value of US$0.001 each (“Ordinary Shares”) pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,, the parties hereto agree as follows:

1.                                      SALE AND PURCHASE OF ORDINARY SHARES

1.1                               Upon the terms and subject to the conditions contained herein, at the Closing (as defined below), the Company shall issue to the Purchaser, and the Purchaser hereby agrees to purchase from Seller, 17,790,125 newly issued Ordinary Shares (the “Subject Shares”).

1.2                               The consideration payable by the Purchaser for the Subject Shares shall be US$3.52 per Ordinary Share, and shall be US$$62,621,240 in aggregate (the “Purchase Price”).

1.3                               The Purchase Price shall be payable at the Closing (as defined below) to the Company by wire transfer in immediately available funds, to the account designated by the Company in writing at least two Business Days prior to the Closing. “Business Day” means any day other than a Saturday, Sunday or another day on which commercial banks in Shanghai or Hong Kong are authorized or required by law or executive order to close.

2.                                      CLOSING

2.1                               The closing (the “Closing”) of the purchase and sale of the Subject Shares contemplated in Section 1 hereof shall take place at the offices of the Company, 17/F, East Tower, No. 333 North Chengdu Road, Shanghai 200041, China at 10:00 a.m., local time, on the date upon which the conditions set forth in Section 5 are satisfied or waived in accordance with this Agreement, or at such other time, date and place that the Company and the Purchaser may mutually agree (such date, the “Closing Date”).

2.2                               At the Closing, the Company shall deliver to the Purchaser an updated register of members of the Company reflecting the Subject Shares purchased by the Purchaser.

2.3                               At the Closing, the Purchaser shall deliver to the Company proof of payment of the Purchase Price reasonably satisfactory to the Company.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

3.1                               Organization, Good Standing and Qualification.

The Company has been duly incorporated, and is validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

3.2                               Authorization.

All corporate actions on the part of the Company, its officers and directors necessary for the execution, delivery, and performance by the Company of this Agreement have been taken prior to the Closing.  This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Company will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of the Company, (ii) any applicable law by which the Company is bound or (iii) any agreement to which the Company is a party or by which it or any of its assets is bound.

3.3                               The Subject Shares.

The Subject Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1                               Organization, Good Standing and Qualification.

The Purchaser has been duly incorporated, and is validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

4.2                               Authorization.

All corporate actions on the part of the Purchaser and its officers and directors necessary for the execution, delivery, and performance by the Purchaser of this Agreement have been taken prior to the Closing.  This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Purchaser will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of the Purchaser, (ii) any applicable law by which the Purchaser or any of its assets is bound or (iii) any agreement to which the Purchaser is a party or by which it or any of its assets is bound.

4.3                               Securities Law Restrictions.

The Purchaser acknowledges that upon its purchase of the Subject Shares, each such Subject Share shall be subject to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, and/or under similar state securities law. In particular, the Purchaser understands that the Subject Shares are not publicly traded, are not registered under the Securities Act or under any state securities law. The Purchaser understands that because the Subject Shares have not been registered under the Securities Act, the Subject Shares cannot be sold unless they are subsequently registered or an exemption from registration is available. The Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Subject Shares and requirements relating to the Company which are outside of the Purchaser’s control and the Company is under no obligation and may not be able to satisfy.

4.4                               Accredited Investor.

The Purchaser is an Accredited Investor within the meaning of Rule 501 of Regulation D under the Securities Act.

4.5                               Purchase Entirely for Own Account.

The Purchaser is acquiring the Subject Shares pursuant to this Agreement for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Subject Shares in violation of the Securities Act or any other applicable securities law.

4.6                               Execution.

The person executing this Agreement on behalf of the Purchaser was outside the United States at the time of such execution.

5.                                      CONDITIONS TO CLOSING

5.1                               Conditions Precedent to the Purchaser’s Obligations.

The obligations of the Purchaser to be performed at the Closing shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a)                                 The representations and warranties set forth in Section 3 hereof shall be true and correct as of the Closing;

(b)                                 The Company shall have caused the Purchaser’s name to be entered into the Company’s register of members as the registered holder of the Subject Shares.

(c)                                  No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render the Company unable to consummate the transaction contemplated hereby.

5.2                               Conditions Precedent to the Company’s Obligations.

The obligations of the Company to be performed at the Closing shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a)                                 The representations and warranties set forth in Section 4 hereof shall be true and correct as of the Closing;

(b)                                 The Company shall have paid the Purchase Price to the Company in the manner as set forth in Section 1.3;

(c)                                  No action shall have been taken or threatened, and no law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render the Purchaser unable to consummate the transaction contemplated hereby.

6.                                      LOCK-UP

The Purchaser will not offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, make any short sale, file a registration statement with respect to, or otherwise dispose of, directly or indirectly, any of the Subject Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interest of any of the Subject Shares, until after 12 months following the Closing Date.

7.                                      TERMINATION

This Agreement shall terminate in its entirety and be of no further force or effect with the exception of the provisions set forth in Section 8 hereof if the Company and the Purchaser agree to terminate this Agreement in writing prior to the Closing; provided, however, that no such termination shall relieve either party hereto of liability for its breach of this Agreement.

8.                                      MISCELLANEOUS

8.1                               Expenses.

Each party hereto shall bear its own expenses incurred in connection with this Agreement, including without limitation any transfer or assignment expenses or transaction taxes.

8.2                               Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

(a)                                 if to the Company

To:                                                                             E-House (China) Holdings Limited

17/F, East Tower, No. 333 North Chengdu Road,
Shanghai 200041, China

Attention:                                         Bin Laurence, Chief Financial Officer

(b)                                 if to the Purchaser

To:                                                                             Kanrich Holdings Limited

Room 1706, Two Exchange Square

Central, Hong Kong

Attention:                                         Xin Zhou, Director

8.3                               Amendments and Waivers.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the parties hereto or in the case of a waiver, by the party waiving compliance.

8.4                               Entire Agreement

This Agreement sets forth the entire agreement and understanding between the parties hereto in relation to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

8.5                                Governing Law.

This Agreement shall be governed by and construed under the laws of the Cayman Islands, without regard to principles of conflicts of law thereunder. In the event the parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre in accordance with the

UNCITRAL Arbitration Rules then in effect. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.6                                Severability.

If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

8.7                                Counterparts.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Fan Bao
Name:	Fan Bao
Title:	Director

KANRICH HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Director